News Release
------------

Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                   NATIONAL STEEL ANNOUNCES OPERATING PROFIT
                            FOR SECOND QUARTER 1999


Mishawaka, IN, July 28, 1999--National Steel Corporation (NYSE: NS) today reported operating profit of $2.9 million for the second quarter of 1999 compared to $26.8 million for the same quarter of 1998. Although shipments exceeded the prior year level, operating profit in the most current period was impacted by the lingering effects of high levels of low-priced imported steel and above normal inventories at steel service centers which continued to suppress average selling prices. In addition, the previously announced major reline of the "A" blast furnace at Granite City, which was completed in June 1999, reduced operating income by approximately $7 million in the quarter.

Higher net financing costs, primarily due to the recent $300 million bond offering, contributed to the net loss of $4.6 million for the second quarter of 1999, or $0.11 per diluted common share, compared to net income of $26.5 million, or $0.61 per diluted common share, for the second quarter of 1998. Net sales in the second quarter of 1999 decreased to $707.3 million from $747.8 million during the same period in 1998 as average selling prices declined 7% from year ago levels.

"I was pleased with our improvement during the quarter and our ability to earn a profit on an operating basis. Our efforts to improve our product mix and reduce expenses combined with our increased volume has us well positioned for the future," said Chairman and Chief Executive Officer, Yutaka Tanaka.

FINANCIAL POSITION AND LIQUIDITY

Cash and cash equivalents of $249 million along with an additional $261 million available from short-term credit facilities resulted in total liquidity of $510 million at June 30, 1999. Capital expenditures of $144 million in the first half of 1999, primarily related to a new coating facility currently under construction at the Great Lakes facility and the blast furnace reline at Granite City, represented the major use of cash during the period.

OTHER MATTERS

National Steel announced on July 22, 1999 that it had reached tentative agreement with the United Steelworkers of America on a new five-year Basic Labor Agreement. The existing Basic Labor Agreement expires on July 31, 1999.
Details of the tentative agreement are being withheld, pending approval by the Company's Board of Directors, the Basic Steel Industry Conference Advisory Board and the executive board of the United Steelworkers of America and ratification by the covered membership.


                                    -more-

"We are pleased that we were able to reach an agreement, thereby avoiding any disruption of our operations. This tentative agreement is in the best interests of both the Company and its employees, as well as our customers, suppliers, shareholders and the communities in which we have plants and offices," said Mr. Tanaka.

The Company's Year 2000 compliance effort has been substantially completed with only minimal work remaining, including the development and review of a contingency plan which is expected to be completed by the end of the third quarter.

During the second quarter, the Company earned awards from two of its major customers. The General Motor's "People Make Quality Happen" award was earned for analytical efforts put forth by employees of National Steel during joint problem solving activities at a General Motors Plant during 1998. Additionally, Mitsubishi announced that National Steel is the recipient of the Superior Supplier Award which recognizes superior quality, delivery and service that we provided to Mitsubishi during the past year. These awards, following the award announced during the first quarter from Toyota for quality performance, continue to emphasize the progress the Company has made in its focus on the customer.

Earlier this month the Department of Commerce entered into settlement agreements with both Brazil and Russia that suspend the investigation and the imposition of duties with regard to the trade cases which were filed last year relative to unfairly traded hot-rolled product imports. Although these suspension agreements place quotas on exports by these countries to the U.S. market, the agreements will still allow foreign producers to continue trading unfairly and further injure American producers. The domestic steel industry, including National Steel, continues to support the strong enforcement of U.S. trade laws and believes that the suspension of trade cases, over the objections of petitioners, undermines the effectiveness and credibility of U.S. trade laws.

In June, National Steel, along with several other domestic steelmakers and the United Steelworkers of America, filed trade cases on cold-rolled carbon steel product imports. These cases were filed against countries which represented over 63% of total cold-rolled product imports in 1998 and allege dumping margins of as high as 122 percent and subsidy margins of as high as 101 percent. The Company is hopeful that the Department of Commerce and the International Trade Commission will agree with the petitions and that our nation's trade laws are fully enforced and strongly opposes any settlement that results in a suspension agreement.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,200 people. Visit National Steel's website at: www.nationalsteel.com.

The Company's consolidated statements of income, condensed balance sheets and statements of cash flows follow:

NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

                                                             Three Months               Six Months
                                                            Ended June 30,            Ended June 30,
                                                          ------------------      ----------------------
                                                           1999       1998          1999         1998
                                                          -------    -------      --------      --------
Net sales                                                 $ 707.3    $ 747.8      $1,365.2      $1,456.3
Cost of products sold                                       633.6      655.4       1,240.4       1,292.8
Selling, general and administrative expense                  35.6       33.5          75.3          71.6
Depreciation                                                 35.5       32.4          68.1          63.5
Equity (income) loss of affiliates                           (0.3)      (0.3)         (0.7)        (0.2)
                                                          -------    -------      --------      --------
Income (loss) from operations                                 2.9       26.8         (17.9)         28.6
      Other (income) expense
Financing costs (net)                                         7.7        2.9          13.0           3.7
Net gain on disposal of non-core assets                        --       (2.7)         (0.6)        (2.7)
                                                          -------    -------      --------      --------
                                                              7.7        0.2          12.4           1.0
                                                          -------    -------      --------      --------
Income (loss) before income taxes                            (4.8)      26.6         (30.3)         27.6
Income tax (credit)                                          (0.2)       0.1          (1.6)        (4.8)
                                                          -------    -------      --------      --------
Net income (loss)                                         $  (4.6)   $  26.5      $  (28.7)     $   32.4
                                                          =======    =======      ========      ========
Basic earnings per share:
   Net income (loss)                                      $ (0.11)   $  0.61      $  (0.69)     $   0.75
                                                          =======    =======      ========      ========
   Weighted average shares outstanding (in thousands)      41,288     43,288        41,537        43,288
Diluted earnings per share:
   Net income (loss)                                      $ (0.11)   $  0.61      $  (0.69)     $   0.75
                                                          =======    =======      ========      ========
   Weighted average shares outstanding (in thousands)      41,288     43,354        41,537        43,340
      Dividends paid per common share outstanding         $  0.07    $  0.07      $   0.14      $   0.14
                                                          =======    =======      ========      ========
Operating Statistics (in thousands of tons):
   Shipments                                                1,471      1,450         2,861         2,869
   Production                                               1,408      1,546         2,910         3,119

                                                                    Exhibit 99.1



NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                                 June 30,       December 31,                                    June 30,             December 31,
                                   1999             1998                                         1999                   1998
                               -----------      ------------                                  -----------            ------------
Assets                                                             Liabilities and
                                                                     Stockholders' Equity
Cash and cash equivalents      $     249.0      $      137.9       Current liabilities        $     505.1            $     546.8
Receivables -- net                   273.0             245.9       Long-term debt                   573.3                  285.8
Inventories                          463.2             472.8       Other long-term
Other                                 25.1              21.7         liabilities                    821.1                  801.1
Deferred tax assets                   23.3              23.3
                               -----------      ------------                                  -----------            -----------
  Total current assets             1,033.6             901.6       Total Liabilities              1,899.5                1,633.7

Property, plant and
  Equipment--net                   1,343.0           1,270.5       Stockholders' Equity             807.9                  850.3
Other assets                         330.8             311.9
                                                                   Total Liabilities
                               -----------      ------------                                  -----------            -----------
Total Assets                   $   2,707.4      $    2,484.0         and Equity               $   2,707.4            $   2,484.0
                               ===========      ============                                  ===========            ===========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

                                                                                      Six Months Ended June 30,
                                                                                     1999                 1998
                                                                                  ----------            ---------
                             Cash provided by (used in) operating
                               activities:
                               Net income (loss)                                  $    (28.7)           $    32.4
                               Depreciation                                             68.1                 63.5
                               Working capital items:
                                 Investments                                             --                  15.0
                                 Receivables                                           (27.1)                13.9
                                 Inventories                                             9.6                (59.4)
                                 Accounts payable & accrued liabilities                (42.5)               (60.0)
                               All other                                                15.7                (10.2)
                                                                                  ----------            ---------
                                                                                        (4.9)                (4.8)
                                                                                  ----------            ---------
                             Cash provided by (used in) investing
                               activities:
                               Purchases of property, plant
                                 and equipment (net)                                  (143.6)               (63.3)
                               Acquisition of ProCoil                                   (7.7)                  --
                               Net proceeds from the sale of assets                      0.6                  3.3
                                                                                  ----------            ---------
                                                                                      (150.7)               (60.0)
                                                                                  ----------            ---------
                             Cash provided by (used in) financing
                               activities:
                               Repayment of debt                                       (28.3)               (19.8)
                               Borrowings                                              308.7                  7.2
                               Repurchase of common stock                               (7.9)                  --
                               Common stock dividends                                   (5.8)                (6.0)
                                                                                  ----------            ---------
                                                                                       266.7                (18.6)
                                                                                  ----------            ---------
                             Increase (decrease) in cash
                               and cash equivalents                                    111.1                (83.4)

                             Cash and cash equivalents at
                               the beginning of the period                             137.9                312.6
                                                                                  ----------            ---------

                             Cash and cash equivalents at
                               the end of the period                              $    249.0            $   229.2
                                                                                  ==========            =========